Exhibit 99.77(q)(a)(2)

ING VARIABLE PORTFOLIOS, INC.

ARTICLES OF AMENDMENT

Effective: July 12, 2013

ING VARIABLE PORTFOLIOS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:

The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect.

First:

The name of the following series of the Corporation is hereby changed, as indicated below:

Current Name	New Name

ING WisdomTree Global High-Yielding Equity Index Portfolio	ING Global Value Advantage Portfolio

SECOND:

The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Senior Vice President and attested to by its Secretary on June 24, 2013.

WITNESS:	ING Variable Portfolios, Inc.

/s/ Huey P. Falgout, Jr.	/s/ Todd Modic
Name: Huey P. Falgout, Jr. Name: Todd Modic	Title: Secretary Title: Senior Vice President